FORM 3


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940


       OPTIMAL ROBOTICS CORP. (THE "COMPANY") IS A FOREIGN PRIVATE ISSUER. CONSEQUENTLY, THE COMPANY'S SECURITIES ARE EXEMPT FROM SECTION 16 OF THE
     SECURITIES EXCHANGE ACT OF 1934 PURSUANT TO RULE 3a12-3(b) PROMULGATED THEREUNDER. THE FILING OF THIS FORM IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE A WAIVER OF THAT EXEMPTION BY EITHER THE COMPANY OR THE SIGNATORY
                                  OF THIS FORM.


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1.   Name and Address of Reporting Person*

     Ginns                            Jonathan              J.
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   (Last)                            (First)              (Middle)

     Acon Investments LLC
     1133 Connecticut Avenue N.W., Suite 700
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                                    (Street)

     Washington, D.C. 20036
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     October 12, 2001
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Optimal Robotics Corp. (OPMR)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Incentive Options to     10/12/02  10/12/11         Class "A" Shares       35,000             $22.45         D
Purchase Class "A"         (1)
Shares
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Explanation of Responses:

(1)  Options vest 50% on October 12, 2002 and 50% on October 12, 2003.


          /s/ Jonathan J. Ginns                              November 6, 2001
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

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